FOR IMMEDIATE RELEASE

BancPlus Corporation Announces Leadership Transitions

August 21, 2025

RIDGELAND, Miss.--(BUSINESS WIRE)--BancPlus Corporation, the holding company for BankPlus, today announced a series of planned management transitions that will take place over the next year as part of a long-term executive leadership succession plan.

Retirement of Bill Ray and Jack Webb

Bill Ray, President and Chief Executive Officer of BancPlus Corporation, will retire on December 31, 2025, following more than four decades of visionary leadership and dedicated service. Under his guidance, BancPlus has grown from just over $100 million to nearly $8 billion in assets, evolving into a dynamic regional financial institution known for its innovation, community focus, and financial strength.

“It has been the ultimate honor to help lead this team for over 40 years,” said Bill Ray. “I am incredibly proud of what we’ve accomplished together, and I am deeply grateful to our employees, customers, and communities. I look forward to continuing to serve the company as a member of the board.”

Jack Webb, President and Chief Executive Officer of BankPlus and Chief Banking Officer of BancPlus Corporation, will retire on June 30, 2026, after 30 years of dedicated leadership. Mr. Webb has guided BankPlus through significant growth and successful expansion into Louisiana, Alabama, and Florida while preserving BankPlus’ deep commitment to community values and service. His legacy reflects not only strategic vision and steady leadership, but also a deep appreciation for the BankPlus team and a genuine passion for their success.

“Serving as CEO of BankPlus has been the greatest privilege of my career,” said Jack Webb. “While I am proud of the growth we have achieved, I’m just as proud of the culture we’ve built and the impact we’ve made. As we move into this transition period, I look forward to working with Kirk Graves and the leadership team to carry our mission forward.”

Appointment of Kirk Graves as Successor CEO and Chairman

The Boards of Directors of BancPlus Corporation and BankPlus are pleased to announce the appointment of Kirk Graves as the next President and Chief Executive Officer of BancPlus Corporation as well as the next Chairman of the Boards of BancPlus Corporation and BankPlus, effective January 1, 2026. Mr. Graves will also assume the role of President and Chief Executive Officer of BankPlus on July 1, 2026, following Mr. Webb’s retirement.

Mr. Graves currently serves as Chief Operating Officer and Senior Executive Vice President at BankPlus, where he has been instrumental in advancing operational excellence, strategic growth, and digital innovation. Additionally, Mr. Graves serves as a director on the Boards of BancPlus Corporation and BankPlus. With over 35 years’ experience in the banking industry, he previously served as Chief Executive Officer and Chairman of the Board of State Bank and Trust Company and has held key leadership roles spanning commercial banking, risk management, and corporate strategy. Known for his collaborative leadership style, deep industry insight, and steadfast commitment to community banking values, Mr. Graves is widely respected by colleagues and peers alike.

Additional Board Leadership Changes

Bryan Jones, Chairman and director of the Boards of BancPlus Corporation and BankPlus, will retire from the Boards of BancPlus Corporation and BankPlus, effective December 31, 2025. As mentioned above, the Board has elected Kirk Graves to succeed Mr. Jones in these roles effective January 1, 2026, ensuring continuity and strategic oversight during this period of transition.

“These transitions reflect thoughtful succession planning made possible by a deep bench of leadership talent and industry experience,” said Bryan Jones. “We are confident that Kirk Graves will continue to build on the strong foundation laid by Bill Ray and Jack Webb, and we are grateful for their decades of service and leadership.”

In addition, the Board has elected Charles White as Lead Independent Director, also effective January 1, 2026, reinforcing the company’s commitment to strong corporate governance and independent oversight.

About BancPlus Corporation

BancPlus Corporation is the holding company of BankPlus. Founded in 1909, BankPlus is one of the Southeast’s premier regional banks serving consumers and businesses with the latest technology through a full suite of financial services, including retail banking, commercial banking, mortgage lending and wealth management. With more than $7.8 billion in total assets, BankPlus operates 81 financial centers throughout Mississippi, Alabama, Louisiana, and Florida. For more information about BankPlus, visit www.bankplus.net.

This press release contains estimates, predictions, opinions, projections and other “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995 about BancPlus Corporation (the “Company,” “we,” or “our”). Such statements include, without limitation, references to the Company's predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management's outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations, and are subject to risks and uncertainties. These statements often, but not always, are preceded by, are followed by or otherwise include the words

“believe,” “expect,” “anticipate,” “intend,” “estimate,” “continue,” “seek,” “plan,” “can,” “should,” “could,” “would,” “will,” “to be,” “predict,” “potential,” “may,” “likely,” “will likely result,” “target,” “project” and “outlook” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts and are based on current expectations, estimates and projections about our industry, based on certain assumptions and beliefs of the Company’s management, many of which, by their nature, are inherently uncertain and beyond the Company’s control. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements based on factors including the risks and uncertainties set forth in the Company’s filings with the U.S. Securities and Exchange Commission from time to time. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to publicly update or revise any forward-looking statement, whether written or oral, and whether as a result of new information, future developments or otherwise, except as specifically required by law.

Investor Relations Contact:
Kevin Bailey
601-607-4452, KevinBailey@BankPlus.net

Media Contact:
Rob Armour
601-898-4869, RobArmour@BankPlus.net

Source: BancPlus Corporation